PREFERRED STOCK AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                               R-TEC HOLDING, INC.

     R-Tec Holding, Inc., an Idaho corporation (the "Corporation"), pursuant to Article Second of the Articles of Incorporation and ss.30-1-602 of the Idaho Business Corporation Act certifies that the Board of Directors of the Corporation duly adopted at a meeting held April 12, 2000, the following resolution amending the Articles of Incorporation and providing for the designations, preferences and issuance of a series of Preferred Stock to be designated the Series "A" Convertible Preferred, par value $0.23437 per share, and to consist of 2,133,399 shares:

Resolved, that Article "Second" of the Articles of Incorporation is hereby amended to read as follows:

"Second: The aggregate number of shares that the Corporation shall have authority to issue is 30,000,000 shares of voting Common Stock, all of which shares shall be of non par value, and 5,000,000 shares of Preferred Stock. The Preferred Stock shall be divided into series. The first series consists of 2,133,399 shares with a par value of $0.23437 per share, and is designated "Series "A" Convertible Preferred". The remaining one or more series shall consist of such number of shares and shall be designated as the Board of Directors shall determine into classes, series, and preferences, limitations, restrictions and relative rights of each class or series of Preferred Stock as authorized in ss.30-1-602 of the Idaho Business Corporation Act.

Further Resolved, that the powers, designations, preferences, rights, qualifications, limitations, and restrictions on all of the Series "A" Convertible Preferred stock shall be as follows:

1. Issuance: The series of Preferred Stock designated as the Series "A" Convertible Preferred shall consist of 2,133,399 shares, par value $0.23437 per share.

2.   Dividends:

     (a) The holders of the Series "A" Convertible Preferred shall be entitled to receive dividends at the rate of $0.0222, per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares) per annum, payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors, and shall accumulate beginning from the date of issue, payable annually.

     No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the


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     Corporation until dividends (as adjusted for any stock dividends, combinations or splits with respect to such shares) on the Series "A" Convertible Preferred shall have been paid or declared and set apart during that fiscal year and any prior year in which dividends accumulated but remain unpaid. Any dividend paid on Common Stock during any fiscal year may not exceed the dividend rate paid on each share of Series "A" Convertible Preferred, attributable to the Common Stock into which the Series "A" Convertible Preferred is convertible, i.e. if a dividend is paid on Common Stock in the amount of $0.05, and each share of the Series "A" Convertible Preferred is convertible into one share of Common Stock, the Corporation would be required to pay $0.05 per share to the holders of Series "A" Convertible Preferred, $0.0222 per share as the preferred stock dividend and an additional $0.0278 per share to take into account the dividend to the holders of the Common Stock.

     An undeclared or unpaid dividend shall not bear or accrue any interest.

     (b) If the Corporation declares a distribution, other than a liquidation or redemption distribution covered by the provisions of Sections 3 or 4 hereof, payable other than in cash, the holders of Series "A" Convertible Preferred shall be entitled to a proportionate share of any such distribution as though they held the number of shares of Common Stock of the Corporation into which their shares of Series "A" Convertible Preferred are convertible as of the record date fixed to determine the holders of Common Stock of the Corporation entitle to the distribution.

3.   Liquidation Preference.

     (a) If the Corporation is liquidated, dissolved, or wound up, the holders of the Series "A" Convertible Preferred shall be entitled to be paid $0.23437 per share (as adjusted for any stock dividends, combinations or splits) plus all cumulative and unpaid dividends on such shares, before and in preference to any distributions of the Corporation's assets to the holders of Common Stock. If the Corporation's assets available for distribution to its shareholders are insufficient to pay the holders of Series "A" Convertible Preferred the full amount to which they are entitled, then all assets of the Corporation legally available for distribution shall be distributed among the holders of Series "A" Convertible Preferred in proportion to the preferential amount that each such holder is otherwise entitled to receive.

     (b) If the Corporation is liquidated, dissolved, or wound up, after the payment in full of the liquidation preferences to the holders of Series "A" Convertible Preferred as set forth in 3.(a), the holders of the Common Stock shall be entitled to be paid $0.23437 per share ( as adjusted for any stock dividends, combinations or splits) before and in preference to any further distribution of any assets of the Corporation to the holders of the Series "A" Convertible Preferred . After payment in full of the liquidation preference to the holders of Series "A" Convertible Preferred, if the assets distributed to the holders of


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     the Common Stock are insufficient to pay the full preferential amount, then all remaining assets of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock in proportion to their shares.

     (c) After the holders of the Series "A" Convertible Preferred and the Common Stock are paid the amounts set forth in Sections 3.(a) and (b) hereof, any and all remaining assets of the Corporation legally available for distribution shall be distributed among the holders of the Common Stock and the Series "A" Convertible Preferred in proportion to the shares of Common Stock then held by them, determined as though all shares of Series "A" Convertible Preferred were converted as provided herein.

     (d) For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale, transfer or lease of all or substantially all of the assets of the Corporation (but not including a transfer or lease by or to a bona fide lender) shall be deemed a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series "A" Convertible Preferred and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Paragraph 3 (e) below) amounts as specified in Sections 3. (a) through (c) above, provided, however, that if the consideration to be paid in respect of the Series "A" Convertible Preferred, assuming conversion of such shares to Common Stock, is valued at greater than $0.23437 per share, then such merger or sale of assets shall not be deemed a liquidation, dissolution or winding up of the Corporation.

     (e) If the distribution provided for in this Section 3 is payable other than in cash, the value of such distribution shall be its fair market value as determined in the good faith of the Board of Directors.

4. Conversion. The holders of the Series "A" Convertible Preferred shall have conversion rights as follows (the "Conversion Rights"):

     (a) Right to Convert. Each outstanding share of Series "A" Convertible Preferred shall be convertible, at the option of the holder, (i) at any time on or before the fifth day before any Redemption Date, if any, fixed in any Redemption Notice to the holder with respect to such share; (ii) at any time on or before the fifth day before the closing date for the public offering of any securities of the Corporation; (iii) at any time on or after December 31, 2002. A conversion of shares shall be at the office of the Corporation or any transfer agent for such stock, into fully paid and nonassessable shares of Common Stock. The price at which shares of Common Stock are deliverable on conversion of shares of the Series "A" Convertible Preferred, the "Conversion Price", shall initially be $0.23437 per share of Common Stock. The initial Conversion Price shall be adjusted as


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     hereinafter provided. The number of shares of Common Stock into which each share of the Series "A" Convertible Preferred may be converted shall be determined by dividing $0.23437 by the Conversion price determined as hereinafter provided in effect at the time of the conversion.

     (b) Automatic Conversion. Each share of Series "A" Convertible Preferred shall automatically be converted into shares of Common Stock on the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds of the outstanding shares of such series, or
     (ii) immediately on the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), at a price to the public (before underwriter's discounts and expenses) of $5.00 or more per share of Common Stock (as adjusted for any stock dividends, combinations or splits) and the total proceeds to the Corporation of which exceed $1,000,000 (after deducting underwriter's discounts and expenses relating to the issuance, including without limitation fees of the Corporation's counsel). The number of shares of Common Stock into which each share of the Series "A" Convertible Preferred may be converted shall be determined by dividing $0.23437 by the Conversion Price determined as herein after provided in effect at the time of the conversion.

     (c)  Mechanics of Conversion.

          (i) Before any holder of Series "A" Convertible Preferred stock may convert to Common Stock, he shall surrender the certificate(s) therefor, duly endorsed, at the office of the Corporation or transfer agent for such stock, together with written notice to the Corporation at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate(s) for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided herein. The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series "A" Convertible Preferred stock, certificates for the number of shares of Common Stock to be issued on conversion. The conversion shall be deemed to have been made immediately before the close of business on the date of surrender for conversion of the Series "A" Convertible Preferred (the "Conversion Date"). The holder shall be deemed to have become a shareholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on such date, in which event he shall be deemed to have become a shareholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date.

          (ii) No fractional shares of Common Stock shall be issued on conversion of Series "A" Convertible Preferred stock. If more than one share of Series "A"


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          Convertible Preferred stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable on conversion thereof shall be computed on the basis of the total number of shares of Series "A" Convertible Preferred stock so surrendered. Instead of any fractional shares of Common Stock, the Corporation shall pay a cash adjustment in respect of any fractional interest that would be issuable equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.

          (iii) If the conversion is in connection with an underwritten public offering of securities, the conversion may, at the option of any holder tendering shares of Series "A" Convertible Preferred stock for conversion, be conditioned on the close of the offering, in which event the person(s) entitled to receive the Common Stock on conversion of the Series "A" Convertible Preferred stock shall not be deemed to have converted such Series "A" Convertible Preferred stock until immediately before the close of such offering.

     d. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series "A" Convertible Preferred , the full number of shares of Common Stock deliverable on the conversion of all outstanding shares of Series "A" Convertible Preferred . The Corporation shall from time to time (subject to obtaining necessary director and shareholders action), in accordance with the laws of the state of Idaho, increase its authorized Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued is insufficient to permit the conversion of all outstanding shares of Series "A" Convertible Preferred.

5.   Adjustments for Antidilution:

     The amount of Common Stock which the holders of the Series "A" Convertible Preferred stock shall be entitled to receive upon conversion shall be subject to adjustments for "diluting issuances" based upon the initial Conversion Price of $0.23437 per share. The Conversion Price shall be subject to adjustment, and the number of shares of Common Stock issuable upon conversion shall be subject to adjustment, to prevent dilution in certain events including (a) any subdivisions, combinations or reclassifications of the Corporation's Common Stock or (b) any payment, issuance or distribution by the Corporation to its stockholders of (i) a stock dividend, (ii) debt securities of the Corporation, or (iii) assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business, to holders of Common Stock. The Conversion Price shall also be subject to adjustment, and the number of shares subject to issuance upon conversion shall be subject to adjustment, on a "full-rachet" (reduced to the same purchase price) basis upon the Corporation's issuance of Common Stock, warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the then-applicable conversion price of the Series "A" Convertible Preferred stock, as it may have been adjusted as a result of prior diluting issuances.


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     On each adjustment of the Conversion Price, the Corporation at its expense shall promptly compute such adjustment in accordance with these terms, and send to all holders of Series "A" Convertible Preferred stock a certificate setting forth such adjustment and showing in detail the basis for the adjustment.

6.   Redemption.

     (a) At the option of each holder of shares of Series "A" Convertible Preferred stock, the Corporation shall redeem, on January 31 of each year starting with the year 2006 and continuing thereafter (each "Redemption Date"), the number of shares of Series "A" Convertible Preferred stock held by such holder that is specified in a written request for redemption delivered to the Corporation by the holder at least 30 days before the applicable Redemption Date, by paying in cash therefore $0.23437 per share of Series "A" Convertible Preferred stock (as adjusted for any stock dividends, combinations or splits) plus all declared but unpaid dividends on such shares (the "Redemption Price"). However, the Corporation shall not be required under this paragraph to redeem from any particular holder (i) on the first redemption date a number of shares of Series "A" Convertible Preferred stock greater than one-third of the total number of shares held by such holder immediately before the redemption, and (ii) in connection with the next Redemption Date, a number of shares greater than two-thirds of the total number of shares of Series "A" Convertible Preferred stock held by such holder prior to the first redemption date, and (iii) in connection with the third Redemption Date the remainder of the shares of Series "A" Convertible Preferred stock held by such holder.

     (b) At least 15 but no more than 25 days before each Redemption Date the Corporation shall send written notice by first class mail, postage prepaid, to each holder of record (at the close of business on the business day immediately before notice is given) of the Series "A" Convertible Preferred stock requested to be redeemed, at the holder's address last shown on the records of the Corporation, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, and the place at which payment may be obtained (the "Redemption Notice"). Except as provided in paragraph 6.(c), on or after the Redemption Date, each holder of Series "A" Convertible Preferred stock to be redeemed shall surrender to the Corporation the certificates for such shares, as directed in the Redemption Notice, and thereon the Redemption Price of such shares shall be payable to the order of the registered owner of such certificates and all surrendered certificates shall be canceled. If less than all the shares represented by any such certificates are redeemed, the Corporation shall issue to the holder a new certificate for the unredeemed shares.

     (c) After the Redemption Date, unless the Corporation fails to pay the Redemption Price (in which case all the rights of the holders of such shares shall continue) the holders of the shares of the Series "A" Convertible Preferred stock designated in the Notice of Redemption shall not have any rights as shareholders of the Corporation except the right


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     to receive, without interest, the Redemption Price thereof upon surrender of certificates for the redeemed shares, or to exercise, on or before the fifth day before the Redemption Date, the right to convert the shares so designated, and such shares shall not thereafter be transferred (except with the consent of the Corporation ) on the books of the Corporation and shall not be deemed outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series "A" Convertible Preferred stock on any Redemption Date are insufficient to redeem the total number of shares of Series "A" Convertible Preferred stock requested to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares requested to be redeemed based on their ownership of shares so requested to be redeemed. If funds of the Corporation thereafter become legally available for the redemption of Series "A" Convertible Preferred such funds will immediately be used to redeem the remainder of the shares that the Corporation has been requested to redeem on any Redemption Date, but which has not redeemed.

     (d) On or before each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series "A" Convertible Preferred stock designated for redemption in the Redemption Notice and not yet redeemed with a bank as a trust fund for the holders of the shares to be redeemed, with irrevocable instructions to the depositary to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date on receipt of notice from the Corporation that such holder has surrendered his share certificate to the Corporation . Funds deposited by the Corporation pursuant to this paragraph as the Redemption Price for shares thereafter converted to Common Stock before the Redemption Date shall be promptly returned to the Corporation.

7.   Voting Rights.

     Holders of shares of Series "A" Convertible Preferred stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock at any annual or special meeting of shareholders of the Corporation , or may act by written consent in the same manner as the Common Stock, voting together with the Common Stock as a single class, and shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series "A" Convertible Preferred stock could be converted at the close of business on the record date fixed for such meeting, or on the effective date of any written consent. Holders of shares of Series "A" Convertible Preferred stock shall be entitled to notice of any shareholders' meeting in accordance with the By Laws of the Corporation. Fractional votes shall be rounded to the nearest whole number (with one-half being rounded upward). Holders of Common Stock shall be entitled to one vote per share.

     If the Corporation fails to redeem shares tendered for redemption for two or more consecutive Redemption Dates after such shares are tendered, the holders of the Series "A"


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Convertible Preferred stock, voting as a class, shall be entitled to elect the smallest number of directors that, will constitute a majority of the total number of directors, and the other holders of Common Stock shall be entitled to elect the remaining members of the Board of Directors. At such time as the shares of Series "A" Convertible Preferred stock are redeemed so that the Corporation is current with respect to its Redemption Notices, the contingent rights of the holders of the Series "A" Convertible Preferred stock to elect a majority of the Board as provided in this subsection shall cease, subject to renewal from time to time upon the same terms and conditions.

     At any time after the voting power to elect a majority of the directors has vested in the holders of the Series "A" Convertible Preferred stock as provided above, the president or any vice president of the Corporation shall, at the request of the record holders of at least twenty percent (20%) of the Series "A" Convertible Preferred stock then outstanding call a special meeting of the holders of the Series "A" Convertible Preferred stock and such other of the Corporation 's stock as shall then have the right to vote for the election of directors, to be held at the place and on the notice provided in the By Laws of the Corporation for the holding of meetings. If the meeting is not so called within two days after the request is delivered to the offices of the Corporation, then the record holders of at least ten percent of the Series "A" Convertible Preferred stock, as a class, may designate in writing one of their number to call such meeting, and the person so designated may call such meeting at the place and on the notice above provided, and for that purpose shall have access to the stock books of the Corporation. At any meeting so called or at any annual meeting held while the holders of the Series "A" Convertible Preferred stock, as a class, have the voting power to elect a majority of the Board of Directors, the holders of a majority of the then outstanding Series "A" Convertible Preferred stock, as a class, present in person or by proxy, shall be sufficient to constitute a quorum for the election of directors the holders of Series "A" Convertible Preferred stock are entitled to elect, and the persons so elected as directors, together with such persons, if any, as may be elected as directors by the holders of Common Stock and such other of the Corporation's stock as shall then have the right to vote for directors, shall be the duly elected directors of the Corporation

     When the rights of the holders of Series "A" Convertible Preferred stock to vote as provided in this section have ceased, the terms of office of the persons so elected by them as directors shall end and the vacancies shall be filled by the remaining directors elected by the holders of the outstanding stock, regardless of class, of the Corporation then having the right to vote for directors.

8.   Restrictive Covenants:

     The Corporation may not, without the consent of the holders of 67% of the Series "A" Convertible Preferred Stock (i) issue any class or series of equity security other than Common Stock; (ii) enter into any agreement that would restrict the Corporations's right to perform under the obligations of the Series "A" Convertible Preferred Stock; (iii) amend the charter or bylaws in any manner which would impair or reduce the rights of the Series "A" Convertible Preferred


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Stock; (iv) effect a merger or consolidation or share exchange or sell substantially all of the Corporations's assets; (v) liquidate or dissolve; (vi) redeem or repurchase any outstanding stock, except for the redemption of the 20% of stock held by Hastings and Clayton previously agreed to by the Corporation;
(vii) commence or amend any employee stock plan or employee benefit or compensation arrangements in a material manner; (viii) enter into any material transaction with affiliated persons or entities; (ix) enter into any other line of business other than business substantially similar or related to the existing business; (x) acquire the stock, assets or business of any other entity in any form of transaction or engage in a joint venture with any other entity, other than plans for IntorCorp; or (xi) incur or create indebtedness other than institutional indebtedness for operating purposes.

9.   Rights of First Refusal and Co-Sale:

     The holders of Series "A" Convertible Preferred Stock shall have (i) the Right of First Refusal to purchase any shares of Common Stock held by Clayton or Hastings in the event that such holders seek to sell any of their Common Stock, and (ii) the right of co-sale of an equal percentage of their holdings, in the event Clayton and/or Hastings transfer 15% or more of their Common Stock in the Company to a third party.

10.  Preemptive Right:

     Holders of Series "A" Preferred Stock (or shares of Common Stock issued upon conversion thereof) shall have a contractual preemptive right to purchase shares offered in future private offerings of equity securities (or warrants or securities convertible into equity securities) of the Corporation, each in a proportion equal to the percentage derived by dividing the number of shares of Common Stock issued or issuable upon conversion of Series "A" Convertible Preferred Stock held by each holder by the total number of shares of Common Stock issued or issuable upon conversion thereof outstanding. This right shall terminate upon the occurrence of a public offering.


     The foregoing amendment was adopted by the Board of Directors of R-Tec Holding, Inc. without shareholder action, which is not required.

     Dated this 24th day of April, 2000.


                                       R-TEC HOLDING, INC.


                                       By /s/
                                          --------------------------------
                                          Robert C. Montgomery, Secretary


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